Exhibit 2.1

Execution Version

Amendment No. 4 to BUSINESS COMBINATION AGREEMENT

This Amendment No. 4 to Business Combination Agreement (this “Amendment”) is entered into as of May 30, 2023 (the “Amendment Effective Date”), by and among Minority Equality Opportunities Acquisition Inc., a Delaware corporation (“MEOA”), MEOA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MEOA (“Merger Sub”), and Digerati Technologies, Inc., a Nevada corporation (the “Company”). Capitalized terms used herein but not otherwise defined have the respectively meanings attributed to them in the Business Combination Agreement (defined below).

Recitals

Whereas, MEOA, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of August 30, 2022 (as the same may be or have been amended, restated, supplemented or modified from time to time, the “Business Combination Agreement” or “BCA”); and

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended by a written agreement signed by each of the Parties thereto; and

WHEREAS, MEOA, Merger Sub and the Company desire to enter into this Amendment in order to amend the Business Combination Agreement in the manner set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Amendment to Business Combination Agreement. The Business Combination Agreement is hereby amended as follows:

(a)	The definition of “Bridge Loan Warrants” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Bridge Loan Warrants” means those certain warrants to purchase up to 17,241,721 Company Shares that the Company issued in total to five (5) bridge lenders in November 2022 and December 2022 and March 2023.”

(b)	Section 2.1(a)(v) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(v) At the Effective Time, Arthur L. Smith, Craig K. Clement, Maxwell Polinsky, R. Greg Smith, Shawn D. Rochester, Ernest Cunningham, and Scott Crist shall become the directors of each of MEOA and of the Surviving Company, Arthur L. Smith shall become the Chief Executive Officer of MEOA and of the Surviving Company, and Antonio Estrada Jr. shall become the Chief Financial Officer of MEOA and of the Surviving Company, each to hold office in accordance with the Governing Documents of MEOA and the Surviving Company, as applicable, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. In addition, at the Effective Time, MEOA shall form a strategic advisory committee, of which one member, Shawn Rochester, shall be appointed by the Sponsor. For the avoidance of doubt, (A) the Sponsor shall have the right to designate only one director, agreed to be Shawn Rochester, and (B) the directors who shall become directors of MEOA and of the Surviving Company at the Effective Time shall, in any event, have sufficient characteristics and attributes, both individually and collectively, so as to satisfy the board and committee requirements as per the rules and regulations of Nasdaq.”

(c)	Section 2.1(a)(ix) of the Business Combination Agreement is hereby amended by deletion of the name “Digerati Holdings Inc.” in the last sentence thereof and insertion in lieu thereof the name “Verve Technologies Corporation.”

(d)	The last paragraph of Section 5.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything in this Section 5.1 or elsewhere in this Agreement to the contrary, nothing set forth in this Agreement shall give MEOA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing; nor shall anything set forth in this Section 5.1 or otherwise in this Agreement prohibit the Company from issuing (A) securities from time to time in one or more tranches pursuant to that certain Equity Purchase Agreement, dated August 15, 2022, with Peak One Opportunity Fund, LP, and with any incremental tranche thereof being in an amount of not more than $250,000, and (B) convertible promissory notes (such notes, the “Rollover Notes”), up to a maximum aggregate amount of issuances pursuant to items (A) and (B) of this paragraph of $3,500,000 (the “Cap”), and in each instance, with the proceeds thereof to be used solely for transactional expenses related to this Agreement, working capital and operational purposes. If the Closing does not occur by November 30, 2022, the Cap shall be increased by $250,000 per month until such time as the earlier of the Closing hereunder or the expiration or termination of this Agreement.

(e)	Section 5.16(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(a) MEOA shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the MEOA Board shall initially consist of seven directors, which shall be divided into three classes, designated Class I, II and III, with Class I consisting of three directors, Class II consisting of two directors, and Class III consisting of two directors; (ii) the members of the MEOA Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the MEOA Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of MEOA (the “Officers”) are the individuals determined in accordance with Section 5.16(d).”

(f)	Section 5.16(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) The MEOA Board immediately after the Effective Time shall consist of seven individuals in accordance with Section 2.1(a)(v). Furthermore, immediately after the Effective Time, MEOA shall form a strategic advisory committee, which shall consist of the two individuals identified on Section 5.16(b) of the Company Disclosure Schedules plus Shawn Rochester as the individual designated by the Sponsor.”

(g)	The requirement in Section 6.2(j) of the BCA that each of the Supporting Company Stockholders identified in clause (i) immediately below sign and deliver at Closing a lock-up agreement, as contemplated by Section 2(c) of the Transaction Support Agreements or otherwise (each, a “Lock-Up Agreement”), shall be eliminated entirely, along with any references thereto, it being expressly understood that each of Arthur Smith, Craig Clement, Antonio Estrada and Post Road Special Opportunity Fund II LP / Post Road Special Opportunity Fund II Offshore LP are the only individuals who must sign and deliver Lock-Up Agreements at or prior to Closing and have done so.

(h)	The provisions of Section 5.13 of the BCA and all of the corresponding references thereto (including, without limitation, the references in the tenth Recital of and Schedule I to the BCA) requiring that the Supporting Company Stockholders listed on Schedule I to the BCA execute and deliver Transaction Support Agreements shall be amended by deletion therefrom of the following holders of the issued and outstanding shares of Series B Preferred Stock, to wit: Graham Gardner, Thomas Motlow, Richard Slaven, Roger Gault, Sherman Burns, 3BRT Investments LP, GMY-FW LP and Steven Highfill. For the avoidance of doubt, it is understood and agreed that none of the identified individuals above shall be required to execute or deliver (nor shall the Company be required to cause execution and/or delivery of) a Lock-Up Agreement or Company Support Agreement from any of them.

(i)	Section 7.1(d) of the Business Combination Agreement is hereby amended by elimination of the date “May 30, 2023” as the Termination Date and replacement thereof with “June 15, 2023” as the Termination Date.

2.  Acknowledgments as to Business Combination Extension Fees. In addition to the foregoing, it is hereby agreed and acknowledged that, any requirement set forth in the Business Combination Agreement that the Company fund or otherwise contribute to payment of any of the costs, fees or expenses related to extension of the period of time available for MEOA to complete a business combination (as provided in MEOA’s Governing Documents or the Trust Agreement) is of no further force or effect whatsoever, all such requirements having expired prior to the date hereof pursuant to the terms of the Business Combination Agreement. It is further agreed and acknowledged that, in the event that MEOA determines to further extend the period of time available to it to complete a business combination, should the Company determine to do so, it may but shall not be obligated in any way to contribute to or otherwise fund, in whole or in part, the costs, fees or expenses related thereto.

3.  Effect on the Business Combination Agreement. Except as specifically amended by this Amendment, the Business Combination Agreement shall remain in full force and effect, and the Business Combination Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Business Combination Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Business Combination Agreement, as the case may be, shall be deemed to refer to the Business Combination Agreement or such provision as amended by this Amendment, unless the context otherwise requires.

4.  Miscellaneous. The provisions of Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (WAIVER OF JURY TRIAL), 8.16 (Submission to Jurisdiction), and 8.17 (Remedies) of the Business Combination Agreement are incorporated by reference into this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

In witness whereof, the undersigned have executed this Amendment No. 4 to Business Combination Agreement as of the date first set forth above.

MEOA:

MINORITY EQUALITY OPPORTUNITIES ACQUISITION INC.

By:	/s/ Shawn D. Rochester
	Name:	Shawn D. Rochester
	Title:	President & CEO

MERGER SUB:

MEOA MERGER Sub, Inc.

By:	/s/ Shawn D. Rochester
	Name:	Shawn D. Rochester
	Title:	President

COMPANY:

DIGERATI TECHNOLOGIES, Inc.

By:	/s/ Arthur L. Smith
	Name:	Arthur L. Smith
	Title:	President & CEO

[Signature Page to Amendment No. 4 to MEOA-Digerati Business Combination Agreement]

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